[Letterhead of K&L Gates LLP]

March 13, 2009

VIA EDGAR

United States Securities and Exchange Commission
Division of Corporate Finance
100 F Street, N.E.
Washington, D.C. 20549
Attn:  John P. Lucas

Re:	China-Biotics, Inc.
Form 10-KSB for the Fiscal Year Ended March 31, 2008
Filed July 10, 2008
File No. 333-110733
Form 10-Q for the Fiscal Quarter Ended September 30, 2008
Filed November 10, 2008
Form 10-Q for the Fiscal Quarter June 30, 2008
Filed August 14, 2008
File No. 001-34123

Ladies and Gentlemen:

On behalf of China-Biotics, Inc. (the “Company”), as discussed with John Lucas on March 12, 2009, we hereby notify you that the Company requires additional time to prepare its response to the comments of the staff of the Securities and Exchange Commission (the “Staff”) regarding the above-referenced filings set forth in the Staff’s letter dated January 30, 2009.  The Company intends to file its response no later than Friday, March 20, 2009.

If you have any questions, please feel free to call me at (206) 370-7984.

Sincerely yours,

/s/ Rumei Mistry

Rumei Mistry

cc:	Song Jinan, China-Biotics, Inc.
Eric Simonson